  Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”), dated as of April 1, 2018 @ 6:00 PM Mountain time (the “Effective Date”), by and between Command Center, Inc., a Washington corporation (the “Company”), and Richard K. Coleman, Jr., an individual (“Executive”).

WHEREAS, the Company desires to employ Executive as its President and Chief Executive Officer; and

WHEREAS, in connection therewith, the Company and Executive desire to enter into this Agreement.

PART ONE – DEFINITIONS

Definitions. For purposes of this Agreement, the following definitions will be in effect:

“Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the entity specified, where control may be by management authority, contract or equity interest.

“Board” means the Board of Directors of the Company or the Compensation Committee thereof (or any other committee subsequently granted authority by the Board), subject to Section 14 below.

“Change of Control” means a change in the ownership or control of the Company effected through any of the following transactions: (i) a merger, consolidation or reorganization approved by the Company’s stockholders, unless securities representing more than fifty percent (50%) of the total combined voting power of the voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Company’s outstanding voting securities immediately prior to such transaction, (ii) any stockholder-approved sale, transfer or other disposition of all or substantially all of the Company’s assets, (iii) the acquisition, directly or indirectly, by any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by or is under common control with, the Company) of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer made directly to the Company’s stockholders; or (iv) a change in the composition of the Board over a period of thirty-six (36) consecutive months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (A) have been Board members  continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time the Board approved such election or nomination. Notwithstanding the foregoing, however, in any circumstance or transaction in which compensation payable pursuant to this Agreement would be subject to the tax under Section 409A of the Code if the foregoing definition of “Change of Control” were to apply, but would not be so subject if the term “Change of Control” were defined herein to mean a “change in control event” within the meaning of Treasury Regulation § 1.409A-3(i)(5), then “Change of Control” means, but only to the extent necessary to prevent such compensation from becoming subject to the tax under Section 409A of the Code, a transaction or circumstance that satisfies the requirements of both (1) a Change of Control under the applicable clauses (i) through (iv) above, and (2) a “change in control event” within the meaning of Treasury Regulation Section § 1.409A-3(i)(5).

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the Treasury regulations and administrative guidance promulgated thereunder.

“Company” means, unless the context otherwise requires, Command Center, Inc., a Washington corporation, and all of its subsidiaries.

“Compensation Committee” means the Compensation Committee of the Board.

“Employment Period” means the period beginning on the Effective Date and ending on March 31, 2019.

“Good Reason” shall mean the occurrence of any of the following without Executive’s consent: (i) a material reduction of Executive’s duties or responsibilities, relative to Executive’s duties or responsibilities as in effect immediately prior to such reduction; (ii) a reduction of more than ten percent (10%) in Executive’s Base Salary as in effect immediately prior to such reduction; (iii) a reduction of more than ten percent (10%) by the Company in the kind or level of employee benefits, including bonuses, for which Executive was eligible (although amounts actually earned will vary) immediately prior to such reduction, with the result that Executive’s overall benefits package is materially reduced, excluding any equity component thereof; (iv) the relocation of Executive to a facility or a location more than twenty-five (25) miles from the Company’s present location in Lakewood, Colorado; provided, however, than a reduction that is generally applicable to all executives of the Company shall not constitute “Good Reason” under clauses (ii) and (iii) hereof. A termination of employment by Executive shall not be deemed to be for Good Reason unless (A) Executive gives the Company written notice describing the event or events which are the basis for such termination within 60 days after the event or events occur, (B) such grounds for termination (if susceptible to correction) are not corrected by the Company within 30 days of the Company’s receipt of such notice (the “Correction Period”), and (C) Executive terminates Executive’s employment no later than 30 days following the Correction Period.

“Termination for Cause” shall mean the Company’s termination of Executive’s employment for any of the following reasons: (i) Executive’s commission of any act of fraud, embezzlement or dishonesty, (ii) the arrest or conviction of Executive, or the entry of a plea of nolo contendere by Executive, for a felony; (iii) Executive’s unauthorized use or disclosure of any confidential information or trade secrets of the Company, (iv) the disclosing or using of any material Confidential Information (as hereinafter defined) of Company at any time by Executive, except as required in connection with his duties to Company, (v) Executive’s violation of a published Company policy which stipulates the Executive may be terminated by the Company for cause; or (vi) Executive’s continued failure, in the reasonable good faith determination of the Board (excluding Executive therefrom), to perform the major duties, functions and responsibilities of Executive’s position after written notice from the Company identifying the deficiencies in Executive’s performance and a reasonable cure period of not less than thirty (30) days.

PART TWO - TERMS AND CONDITIONS OF EMPLOYMENT

The following terms and conditions will govern Executive’s employment with the Company throughout the Employment Period and will also, to the extent expressly indicated below, remain in effect following Executive’s cessation of employment with the Company.

1.
Employment and Duties. During the Employment Period, Executive will serve as the President and Chief Executive Officer of Command Center, Inc. and will report to the Board. Executive will have such duties and responsibilities as are commensurate with such position and such other duties and responsibilities commensurate with such position (including with the Company’s subsidiaries) as are from time to time assigned to Executive by the Board (or a committee thereof). During the Employment Period, Executive will devote his full business time, energy and skill to the performance of his duties and responsibilities hereunder, provided the foregoing will not prevent Executive from (a) serving as a non-executive director on the board of directors of non-profit organizations and other companies, (b) participating in charitable, civic, educational, professional, community or industry affairs, (c) managing his and his family’s personal investments, including in an advisory capacity related to current or potential investments or (d) such other activities approved by the Board from time to time; provided, that such activities individually or in the aggregate do not interfere or conflict with Executive’s duties and responsibilities hereunder, violate applicable law, or create a potential business or fiduciary conflict.

2.
Service as Director. Executive will be appointed to Company’s Board of Directors effective April 1, 2018. For as long as Executive shall continue to serve as President and Chief Executive Officer, he shall stand for re-election to such position at each annual meeting of the Company’s stockholders. Executive’s failure to be re-elected to the Board, in and of itself, shall not constitute a termination of this Agreement (and shall not constitute a Termination for Cause or a resignation by Executive for Good Reason, each as defined in this Agreement), nor shall it entitle Executive to any severance benefits. Pursuant to the Company’s policies, for the duration of this Agreement, Executive will fulfill his duties as a director without additional compensation. This Agreement shall not in any way be construed or interpreted so as to affect adversely or otherwise impair the right of the Company or the stockholders to remove the Executive from the Board at any time in accordance with the provisions of applicable law.

3.
Term. The term of this Agreement shall run for a period of 1-year from the Effective Date through March 31, 2019 (such period, the “Term”), and may be terminated earlier as contemplated by Section 8.A. Termination of this Agreement due to its non-renewal shall not constitute a Termination for Cause or a resignation by Executive for Good Reason.

4.
Compensation; Additional Incentives.

A.
Base Salary. Executive’s base salary (the “Base Salary”) will be paid at the rate of $27,083.33 monthly ($325,000 annualized) during the Term. Executive’s Base Salary may be increased by the Compensation Committee and/or Board in their sole discretion, but shall not be decreased without Executive’s consent. Executive’s Base Salary will be paid at periodic intervals in accordance with the Company’s normal payroll practices for salaried employees.

B.
Performance Bonus Opportunities.

a.
Executive will be eligible for the following Performance Bonuses which will be paid within fifteen days of completion: (i) $50,000 for completion of the Company’s annual meeting in 2018, (ii) $25,000 for the Company’s listing on the Nasdaq stock exchange, (iii) $10,000 upon the filing of the Company’s annual report for fiscal year 2017, so long as the filing happens within regulatory deadlines and any extension periods, (iv) $5,000 for completion of a shareholder letter with the Company’s annual report and proxy statement for the meeting in 2018, and (v) $10,000 for proactive shareholder outreach to the Company’s top 15 shareholders within the first 6 months of service. Achievement of the milestones will be evaluated in good faith by the Compensation Committee.

b.
Executive will be eligible for a Performance Bonus tied to the potential sale of the Company. If such sale occurs during the Term or within six months following the Term, Executive will receive the greater of $200,000 or one-half of one percent (0.5%) of the amount paid for the equity of the Company at the closing of the transaction, payable upon the closing of the transaction. Such amount will be offset by any payment made or due pursuant to clause (c) below.

c.
 Executive will be eligible for a Performance Bonus tied to the Company’s Earnings. The Company’s Executive Team will share 15% of the Company’s fiscal year Adjusted EBITDA for 2018 that exceeds $3 Million. The Company will calculate the performance under this metric as it has traditionally done for other executives. Executive will receive 50% of this amount and will recommend the appropriate distribution of the remaining 50% for final approval by the Compensation Committee or Board. If Executive is not employed by the Company at the time the results are calculated for payment, he will be paid a pro-rated amount based on the last date of his employment. Payments pursuant to this paragraph will be made no later than 30 days following the completion of the Company’s audited financial results and filing of the Company’s annual report for fiscal year 2018 within the time extension period.

C.
The Company may deduct and withhold, from the compensation payable and benefits provided to Executive hereunder, any and all applicable federal, state, local and other taxes and any other amounts required to be deducted or withheld by the Company under applicable statute or regulation.

D.
To the extent that any compensation paid or payable pursuant to this Agreement is considered “incentive-based compensation” within the meaning and subject to the requirements of Section 10D of the Exchange Act, such compensation shall be subject to potential forfeiture or recovery by the Company in accordance with any compensation recovery policy adopted by the Board or any committee thereof in response to the requirements of Section 10D of the Exchange Act and any implementing rules and regulations thereunder adopted by the Securities and Exchange Commission or any national securities exchange on which the Company’s common stock is then listed. This Agreement may be unilaterally amended by the Company to comply with any such compensation recovery policy.

5.
Equity Compensation.

A.
On April 1, 2018, Executive will be granted 100,000 Incentive Stock Options (ISOs) to purchase Company stock pursuant to the Company’s stock incentive plan. The price of the options will be calculated based on the fair market value of the stock on the grant date. 25% of the options shall vest immediately upon grant and the remainder will vest monthly over the three years following the date of grant. All of Executive’s unvested Options shall vest (i) in full upon the consummation of a Change of Control and (ii) pursuant to the terms of Section 8. The Options shall expire on, and shall not be exercisable after, a date that is not later than the tenth anniversary of the date of grant (the “Final Exercise Date”).

B.
Executive will be eligible for additional option grants as determined by the Board or the Compensation Committee in their sole discretion.

6.
Expense Reimbursement; Fringe Benefits; Paid Time Off (PTO).

A.
Executive will be entitled to reimbursement from the Company for customary, ordinary and necessary business expenses incurred by Executive in the performance of Executive’s duties hereunder, provided that Executive’s entitlement to such reimbursements shall be conditioned upon Executive’s provision to the Company of vouchers, receipts and other substantiation of such expenses in accordance with Company policies.

B.
Company will pay for dues and fees required for any professional licenses maintained by Executive, membership in professional or industry associations, continuing education requirements associated with any professional license and conferences and seminars commonly attended by executives in similar companies.

C.
During the Employment Period, Executive will be eligible to participate in any group life insurance plan, group medical and/or dental insurance plan, accidental death and dismemberment plan, short-term disability program and other employee benefit plans, including profit sharing plans, cafeteria benefit programs and stock purchase and option plans, which are made available to executives of the Company and for which Executive qualifies under the terms of such plan or plans.

D.
Executive shall be entitled to four weeks paid vacation each year and paid time off (PTO) in accordance with the Company’s policies as in effect from time to time.

7.
Executive Covenants.

A.
Transition and Other Assistance. During the 30 days following the termination of the Employment Period, Executive will take all actions the Company may reasonably request to maintain the Company’s business, goodwill and business relationships and to assist with transition matters, all at Company expense. In addition, upon the receipt of notice from the Company (including outside counsel), during the Employment Period and thereafter, Executive will respond and provide information with regard to matters in which he has knowledge as a result of his employment with the Company, and will provide assistance to the Company and its representatives in the defense or prosecution of any claims that may be made by or against the Company, to the extent that such claims may relate to the period of Executive’s employment with the Company, all at Company expense. During the Employment Period and thereafter, Executive shall promptly inform the Company if he becomes aware of any lawsuits involving such claims that may be filed or threatened against the Company. During the Employment Period and thereafter, Executive shall also promptly inform the Company (to the extent he is legally permitted to do so) if he is asked to assist in any investigation of the Company (or its actions), regardless of whether a lawsuit or other proceeding has then been filed against the Company with respect to such investigation, and will not do so unless legally required. The Company will pay Executive at a rate of $350 per hour, plus reasonable expenses, in connection with any actions requested by the Company under this paragraph following any termination of Executive’s employment, with such amounts being paid to Executive at periodic intervals in accordance with the Company’s normal payroll practices for salaried employees. Executive’s obligations under this paragraph shall be subject to the Company’s reasonable cooperation in scheduling in light of Executive’s other obligations.

B.
Survival of Provisions. The obligations contained in this Section 7 will survive the termination of Executive’s employment with the Company and will be fully enforceable thereafter.

8.
Termination of Employment.

A.
General. Subject to Section 8.D, Executive’s employment with the Company is “at-will” and may be terminated at any time by either Executive or the Company for any reason (or no reason) in accordance with this Agreement, which will also result in the Term ending, by the party seeking to terminate Executive’s employment providing 60-days written notice of such termination to the other party.

B.
Death and Permanent Disability. Upon termination of Executive’s employment with the Company due to death or permanent disability during the Term, the employment relationship created pursuant to this Agreement will immediately terminate, the Term will end and amounts will only be payable under this Agreement as specified in this Section 8.B. Should Executive’s employment with the Company terminate by reason of Executive’s death or permanent disability during the Employment Period, Executive, or Executive’s estate, shall be entitled to receive:

a.
the unpaid Base Salary earned by Executive pursuant to Section 4.A for services rendered through the date of Executive’s death or permanent disability, as applicable, payable in accordance with the Company’s normal payroll practices for terminated salaried employees;

b.
reimbursement of all expenses for which Executive is entitled to be reimbursed pursuant to Section 6, payable in accordance with the Company’s normal reimbursement practices;

c.
the right to continue health care benefits under the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended, at Executive’s cost, to the extent required and available by law and subject to the Company continuing to maintain a group health plan;

d.
any accrued but unpaid Performance Bonus pursuant to Section 4.B, payable at such time as provided in Section 4.B;

e.
the limited death, disability, and/or income continuation benefits provided under Section 6.C, if any, will be payable in accordance with the terms of the plans pursuant to which such limited death or disability benefits are provided.

Compensation and benefits provided pursuant to Section 8.B.a. through e. are collectively referred to as the “Accrued Obligations.”

If Executive’s death occurs before payment of any earned Performance Bonus, the applicable payments will be made to the Executive’s estate. For purposes of this Agreement, Executive will be deemed “permanently disabled” if Executive is so characterized pursuant to the terms of the Company’s disability policies or programs applicable to Executive from time to time, or if no such policy is applicable, if the Compensation Committee determines, in its sole discretion, that Executive is unable to perform the essential functions of Executive’s duties for physical or mental reasons for ninety (90) days in any twelve-month period.

C.
Termination for Cause; Resignation without Good Reason. The Company may at any time during the Employment Period, upon written notice summarizing with reasonable specificity the basis for the Termination for Cause, terminate Executive’s employment hereunder for any act qualifying as a Termination for Cause. Such termination will be effective immediately upon such notice. Upon any Termination for Cause (or employee’s resignation other than for Good Reason), Executive shall be solely entitled to receive:

a.
the unpaid Base Salary and Bonuses earned by Executive pursuant to Section 4 for services rendered through the date of termination, payable in accordance with the Company’s normal payroll practices for terminated salaried employees;

b.
reimbursement of all expenses for which Executive is entitled to be reimbursed pursuant to Section 6, payable in accordance with the Company’s normal reimbursement practices; and

c.
the right to continue health care benefits under the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended, at Executive’s cost, to the extent required and available by law and subject to the Company continuing to maintain a group health plan.

D.
Involuntary Termination Without Cause by the Company; Resignation by Executive for Good Reason. The Company shall be entitled to terminate Executive with 60-days’ notice, other than a Termination for Cause, and Executive shall be entitled to resign with or without Good Reason, in each case at any time; provided, however, that if Executive (1) is terminated by the Company other than in circumstances constituting a Termination for Cause, or (2) resigns for Good Reason, then Executive shall be solely entitled to receive:

a.
The Accrued Obligations through the date of termination, payable in a lump sum within 15 days;

b.
The greater of Executive’s unpaid salary remaining in the Term, or salary equal to that which would have been earned during the required 60-day notice period, payable in a lump sum within 15 days;

c.
Full Payment for any unpaid Performance Bonus Opportunities referenced in Section 4.B.a.

d.
Full payment of the Performance Bonus tied to the potential sale of the Company, if such sale occurs during the Term or within six months following the Term (Section 4.B.b.).

e.
 Pro-rated payment of the Performance Bonus tied to the Company’s Earnings (Section 4.B.c.).

f.
The immediate vesting of all Options and all other awards held by Executive under any equity incentive plan that may be adopted by the Board, except and only to the extent that (i) any agreement with respect to an award specifically provides otherwise and (ii) such vesting would not result in the imposition of the additional tax under Section 409A of the Code.

g.
For purposes of clarity, a termination of Executive’s employment due to Executive’s death or to Executive’s permanent disability shall not be considered either a termination by the Company without cause or a resignation by Executive for Good Reason, and such termination shall not entitle Executive (or his heirs or representatives) to any compensation or benefits pursuant to this Section 8.D.

E.
Termination by Non-Renewal. In the event the company fails to renew Executive’s employment before the expiration of this Agreement (“Non-Renewal”), Executive shall be entitled to receive:

a.
The Accrued Obligations through the date of termination; and

b.
Full payment of the Performance Bonus tied to the potential sale of the Company, if such sale occurs during the Term or within six months following the Term (Section 4.B.b.).

c.
 Pro-rated payment of the Performance Bonus tied to the Company’s Earnings (Section 4.B.c.).

F.
Resignations from Other Positions. Upon any termination of Executive’s employment, and as a condition to Executive receiving any Severance Benefits under this Agreement, if so requested by a majority of the Board, Executive will immediately resign (1) as a director of the Company and any of its subsidiaries, (2) from all officer or other positions of the Company and (3) from all fiduciary positions (including as trustee) Executive then holds with respect to any employee benefit plans or trusts established, maintained or sponsored by the Company or by any of its Affiliates. Failure by Executive to resign immediately from all positions described in the immediately preceding sentence shall result in automatic forfeiture of any and all rights to the Severance Benefits.

G.
Options Upon Termination. Except as otherwise provided in Section 8, upon termination of Executive’s employment for any reason and subject to the terms of the Company’s Stock Plan, as it may be amended from time to time, including by reason of Executive’s death or permanent disability, any portion of any options held by the Executive that are not then vested will immediately be forfeited and expire for no consideration and the remainder of such options will remain exercisable for twelve months thereafter (with the understanding that any options that are intended to be “incentive stock options” under the Code shall thereupon be disqualified from such treatment); provided, that any portion of the options held by Executive immediately prior to Executive’s death, to the extent then exercisable, will remain exercisable for one year following Executive’s death; and provided, further, that in no event shall any portion of the options be exercisable after the Final Exercise Date.

H.
Release. Notwithstanding anything contained herein, Executive’s right to receive (or retain) the payments and benefits set forth in Section 8.D or 8.E, as applicable, other than the Accrued Obligations through the date of termination, is conditioned on and subject to Executive’s execution within twenty-one (21) days (or, to the extent required by applicable law, forty-five (45) days) following the termination date and non-revocation within seven (7) days thereafter of a general release of claims in a form provided by the Company.

9.
Section 409A of the Code.

A.
General. This Agreement shall be interpreted and applied in all circumstances in a manner that is consistent with the intent of the parties that, to the extent applicable, amounts earned and payable pursuant to this Agreement shall constitute short-term deferrals exempt from the application of Section 409A of the Code and, if not exempt, that amounts earned and payable pursuant to this Agreement shall not be subject to the premature income recognition or adverse tax provisions of Section 409A of the Code.

B.
Separation from Service. References in this Agreement to “termination” of Executive’s employment, “resignation” by Executive from employment and similar terms shall, with respect to such events that will result in payments of compensation or benefits, mean for such purposes a “separation from service” as defined under Section 409A of the Code.

C.
Specified Executive. In the event any one or more amounts payable under this Agreement constitute a “deferral of compensation” and become payable on account of the “separation from service” (as determined pursuant to Section 409A of the Code) of Executive and if as such date Executive is a “specified employee” (as determined pursuant to Section 409A of the Code), such amounts shall not be paid to Executive before the earlier of (i) the first day of the seventh calendar month beginning after the date of Executive’s “separation from service” or (ii) the date of Executive’s death following such “separation from service.” Where there is more than one such amount, each shall be considered a separate payment and all such amounts that would otherwise be payable prior to the date specified in the preceding sentence shall be accumulated (without interest) and paid together on the date specified in the preceding sentence.

D.
Separate Payments. For purposes of Section 409A of the Code, each payment or amount due under this Agreement shall be considered a separate payment, and Executive’s entitlement to a series of payments under this Agreement is to be treated as an entitlement to a series of separate payments.

E.
Reimbursements. Any reimbursement to which Executive is entitled pursuant to this Agreement that would constitute nonqualified deferred compensation subject to Section 409A of the Code shall be subject to the following additional rules: (i) no reimbursement of any such expense shall affect Executive’s right to reimbursement of any other such expense in any other taxable year; (ii) reimbursement of the expense shall be made, if at all, not later than the end of the calendar year following the calendar year in which the expense was incurred; (iii) the right to reimbursement shall not be subject to liquidation or exchange for any other benefit; and (iv) the right to reimbursement of expenses incurred kind shall terminate one year after the end of the Employment Period.

10.
Section 280G of the Code. Notwithstanding anything to the contrary contained herein (or any other agreement entered into by and between Executive and the Company or any incentive arrangement or plan offered by the Company), in the event that any amount or benefit paid or distributed to Executive pursuant to this Agreement, taken together with any amounts or benefits otherwise paid to Executive by the Company (collectively, the “Covered Payments”), would constitute an “excess parachute payment” as defined in Section 280G of the Code, and would thereby subject Executive to an excise tax under Section 4999 of the Code (an “Excise Tax”), the provisions of this Section 10 shall apply. If the aggregate present value (as determined for purposes of Section 280G of the Code) of the Covered Payments exceeds the amount which can be paid to Executive without Executive incurring an Excise Tax, then the amounts payable to Executive under this Agreement (or any other agreement by and between Executive and the Company or pursuant to any incentive arrangement or plan offered by the Company) shall be reduced (but not below zero) to the maximum amount which may be paid hereunder without Executive becoming subject to the Excise Tax (such reduced payments to be referred to as the “Payment Cap”). In the event Executive receives reduced payments and benefits as a result of application of this Section 10, Executive shall have the right to designate which of the payments and benefits otherwise set forth herein (or any other agreement between the Company and Executive or any incentive arrangement or plan offered by the Company) shall be received in connection with the application of the Payment Cap, subject to the following sentence. Reduction shall first be made from payments and benefits which are determined not to be nonqualified deferred compensation for purposes of Section 409A of the Code, and then shall be made (to the extent necessary) out of payments and benefits that are subject to Section 409A of the Code and that are due at the latest future date.

11.
No Guarantee of Tax Consequences. The Board, the Compensation Committee, the Company and its Affiliates, officers and employees make no commitment or guarantee to Executive that any federal, state, local or other tax treatment will apply or be available to Executive or any other person eligible for compensation or benefits under this Agreement and assume no liability whatsoever for the tax consequences to Executive or to any other person eligible for compensation or benefits under this Agreement.

12.
Controlling Law, Jurisdiction and Venue. This Agreement and all questions relating to its validity, interpretation, performance, and enforcement will be governed by and construed in accordance with the laws of the State of Washington, notwithstanding any Washington or other conflict-of-interest provisions to the contrary.    Executive agrees that any and all claims arising between the parties out of this agreement shall be controlled by the laws of the State of Colorado, as follows: any dispute, controversy arising out of, connected to, or relating to any matters herein of the transactions between Company and Executive, or this Agreement, which cannot be resolved by negotiation (including, without limitation, any dispute over the arbitrability of an issue), will be settled by binding arbitration in accordance with the J.A.M.S/ENDISPUTE Arbitration Rules and Procedures, as amended by this Agreement. Arbitration proceedings will be held in Denver, Colorado. Company and Executive agree the prevailing party on any action to enforce rights hereunder shall be entitled, in addition to any awarded damages, their costs and reasonable attorney's fees, whether at arbitration, or on appeal. The parties agree that this provision and the Arbitrator's authority to grant relief are subject to the United States Arbitration Act, 9 U.S.C. 1- 16 et seq. ("USAA") and the provisions of this Agreement. The parties agree that the arbitrator have no power or authority to make awards or issue orders of any kind except as expressly permitted by this Agreement, and in no event does the arbitrator have the authority to make any award that provides for punitive or exemplary damages. The award may be confirmed and enforced in any court of competent jurisdiction. All post-award proceedings will be governed by the USAA. Company and Executive irrevocably consent to the jurisdiction and venue of such arbitration and such courts.

13.
Entire Agreement; Severability. This Agreement and the agreements referenced herein contain the entire agreement of the parties relating to the subject matter hereof, and supersede in their entirety any and all prior agreements, understandings or representations relating to the subject matter hereof. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The provisions of this Agreement shall be deemed severable and, if any provision is found to be illegal, invalid or unenforceable for any reason, (a) the provision will be amended automatically to the minimum extent necessary to cure the illegality or invalidity and permit enforcement and (b) the illegality, invalidity or unenforceability will not affect the legality, validity or enforceability of the other provisions hereof.

14.
Amendment; Committee Authority. This Agreement may be amended, supplemented, or modified only by a written instrument duly executed by or on behalf of each party hereto. All determinations and other actions required or permitted hereunder to be made by or on behalf of the Company or the Board may be made by either the Board (excluding Executive therefrom) or the Compensation Committee (or any other committee subsequently granted authority by the Board); provided that the actions of the Compensation Committee (or any other committee subsequently granted authority by the Board) shall be subject to the authority then vested in such committee by the Board, it being understood and agreed that as of the date of this Agreement the Compensation Committee has full authority, concurrent with the Board, to administer this Agreement; and provided, further, that a decision or action by the Compensation Committee (or any other committee subsequently granted authority by the Board) hereunder shall be subject to review or modification by the Board if the Board so chooses.

15.
Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by either party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

16.
No Violation. Executive represents and warrants that the execution and delivery of this Agreement and the performance of Executive’s services contemplated hereby will not violate or result in a breach by Executive of, or constitute a default under, or conflict with: (i) any provision or restriction of any employment, consulting, or other similar agreement; (ii) any agreement by Executive with any third party not to compete with, solicit from, or otherwise disparage such third party; (iii) any provision or restriction of any agreement, contract, or instrument to which Executive is a party or by which Executive is bound; or (iv) any order, judgment, award, decree, law, rule, ordinance, or regulation or any other restriction of any kind or character to which Executive is subject or by which Executive is bound.

17.
Assignment. Notwithstanding anything else herein, this Agreement is personal to Executive and neither this Agreement nor any rights hereunder may be assigned by Executive. The Company may assign this Agreement to an affiliate or to any acquirer of all or substantially all of the business and/or assets of the Company, in which case the term “Company” will mean such affiliate or acquirer. This Agreement will inure to the benefit of and be binding upon the personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, legatees and permitted assignees of the parties.

18.
Counterparts, Facsimile. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. To the maximum extent permitted by applicable law, this Agreement may be executed via facsimile.

19.
Notices. Any notice required to be given under this Agreement shall be deemed sufficient, if in writing, and sent by certified mail, return receipt requested, via overnight courier, or hand delivered to the Company at 3609 S. Wadsworth Blvd., Suite 250, Lakewood, CO 80235, Attn: Chairman of the Compensation Committee and Chief Financial Officer, and to Executive at the most recent address reflected in the Company’s employment records.

Signature page follows.

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the Effective Date.

COMMAND CENTER, INC., a Washington corporation

By: /s/ Rimmy Malhotra
Name: Rimmy Malhotra
Title: Co-Chairman Board of Directors

Date: 3/26/18

EXECUTIVE

By: /s/ Richard K. Coleman Jr.
Richard K. Coleman, Jr., an individual

Date: 3/27/18

[Signature Page to Employment Agreement]